UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 29, 2020

Date of Report (Date of earliest event reported)

RIBBON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38267	82-1669692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS 01886

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	RBBN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2020, Ribbon Communications Inc. (the “Company”) and Ribbon Communications Operating Company, Inc., a Delaware corporation and the Company’s wholly-owned subsidiary, entered into a Severance Agreement with each of Steven Bruny, the Company’s Interim Co-President and Chief Executive Officer and its Executive Vice President, Global Sales and Services (the “Bruny Severance Agreement”), and Anthony Scarfo, the Company’s Executive Vice President, Products, Research and Development, Support and Supply Chain (the “Scarfo Severance Agreement” and together with the Bruny Severance Agreement, the “Severance Agreements”).

Each of the Severance Agreements is subject to a three-year term, with automatic one-year renewals thereafter unless six months’ prior written notice of non-renewal is given before the term automatically renews. In no event will either of the Severance Agreements end before the first anniversary of the date of the closing of a Change of Control (as such term is defined in the respective Severance Agreements) of the Company.

Under each of the Severance Agreements, if the Company terminates the employment of either Mr. Bruny or Mr. Scarfo without Cause (as such term is defined in the respective Severance Agreements of Messrs. Bruny and Scarfo) (other than due to death or Disability (as such term is defined in the respective Severance Agreements of Messrs. Bruny and Scarfo)) or if either executive officer terminates his employment with Good Reason (as such term is defined in the respective Severance Agreements of Messrs. Bruny and Scarfo) outside of a Change of Control Protection Period (such term is defined as the period beginning on the date of the closing of a Change in Control and ending on the first anniversary of such Change in Control), each of Messrs. Bruny and Scarfo will be entitled, less applicable withholdings, to receive: (i) continued payment of his then-current base salary for a period of twelve months following the termination date; (ii) a one-time lump sum cash amount equal to his pro-rated annual bonus, payable at the same time annual bonuses are paid, if at all, to other executive officers of the Company; provided that such termination occurs more than six months into a calendar year; (iii) a one-time lump sum cash amount equal to the aggregate sum of the Company’s share of medical, dental and vision insurance premiums for such executive officer and his dependents for the twelve-month period following the termination date; (iv) accelerated vesting of the executive officer’s unvested time-based equity awards that are scheduled to vest within twelve months following his termination date; and (v) continued eligibility to pro-rata vest unvested performance-based equity awards subject to the Company’s actual achievement of applicable performance conditions for the portion of the performance period through the executive officer’s termination date.

If the Company terminates the employment of either Mr. Bruny or Mr. Scarfo without Cause (other than as a result of his death or Disability) or if either executive officer terminates his employment with Good Reason during a Change in Control Period, then such executive officer will be entitled to receive: (i) a one-time lump sum cash amount equal to twelve months of his then-current base salary; (ii) a one-time lump sum cash amount equal to his then-target annual bonus; (iii) a one-time lump sum cash amount equal to his pro-rated annual bonus, payable at the same time annual bonuses are paid, if at all, to other executive officers of the Company; provided that such termination occurs more than six months into a calendar year; (iv) a one-time lump sum cash amount equal to the aggregate sum of the Company’s share of medical, dental and vision insurance premiums for such executive officer and his dependents for the twelve-month period following the termination date; (v) full accelerated vesting of the executive officer’s unvested time-based equity awards; and (vi) full accelerated vesting of the executive officer’s unvested performance-based equity awards at a target level of achievement for each applicable performance condition.

The foregoing description of the Severance Agreements is qualified in its entirety by reference to the respective Severance Agreements, which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibits

10.1	Severance Agreement, dated as of January 29, 2020, among Ribbon Communications Inc., Ribbon Communications Operating Company, Inc. and Steven Bruny.

10.2	Severance Agreement, dated as of January 29, 2020, among Ribbon Communications Inc., Ribbon Communications Operating Company, Inc. and Anthony Scarfo.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2020	Ribbon Communications Inc.

	By:	/s/ Justin K. Ferguson
Name: Justin K. Ferguson
Title: Executive Vice President, General Counsel and Corporate Secretary